UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2026

DONALDSON COMPANY, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-7891

Delaware	41-0222640
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1400 West 94th Street

Minneapolis, MN 55431

(Address of principal executive offices, including zip code)

952-887-3131

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.00 par value	DCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 27, 2026, Donaldson Company, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with a group of institutional investors (the “Purchasers”). Pursuant to the Note Purchase Agreement, the Company may issue up to $1,500,000,000 aggregate principal amount of senior unsecured notes from time to time in one or more series. Subject to the satisfaction of certain closing conditions, the Company will issue and sell to the Purchasers, in a private placement transaction, $250 million aggregate principal amount of an initial series of senior unsecured notes consisting of (i) $125,000,000 in aggregate principal amount of its 5.93% Series 2026-A, Tranche 1 senior notes due January 12, 2032 (the “Series 2026-A, Tranche 1 Notes”), (ii) $75,000,000 in aggregate principal amount of its 6.10% Series 2026-A, Tranche 2 senior notes due January 12, 2034 (the “Series 2026-A, Tranche 2 Notes”), and (iii) $50,000,000 in aggregate principal amount of its 6.23% Series 2026-A, Tranche 3 senior notes due January 12, 2037 (the “Series 2026-A, Tranche 3 Notes” and, together with the Series 2026-A, Tranche 1 Notes and the Series 2026-A, Tranche 2 Notes, the “Series 2026-A Notes”). The Series 2026-A Notes are expected to be issued on January 12, 2027.

The Note Purchase Agreement contains certain covenants on the part of the Company, including a debt to EBITDA covenant, a priority debt to consolidated total capitalization covenant and covenants relating to liens, asset sales and mergers, among others. The Note Purchase Agreement also specifies certain events of default, upon the occurrence of which the maturity of the Series 2026-A Notes may be accelerated, including the failure to pay principal and interest, violation of covenants or default on other indebtedness, among others.

The entire unpaid principal balance of each Series 2026-A Note, together with all interest accrued thereon to the maturity date shall be due and payable on the maturity date. Interest is computed on the basis of a 360-day year of twelve 30-day months on the unpaid balance at the stated rate per annum, payable semiannually, on the 12th day of January and July in each year, and on the maturity date, until the principal shall have become due and payable. Interest is payable at a Default Rate for any overdue payment of interest, during the continuance of an Event of Default, and on any overdue payment of any Make-Whole Amount (as those terms are defined in the Note Purchase Agreement). The Note Purchase Agreement allows the Company to prepay all or any part of the Series 2026-A Notes (in an amount not less than 10% of the aggregate principal amount of the Series 2026-A Notes then outstanding in the case of a partial prepayment) at 100% of the principal amount so prepaid, together with unpaid accrued interest and a Make-Whole Amount (as defined in the Note Purchase Agreement). The Note Purchase Agreement also requires the Company to offer to prepay all outstanding Series A-2026 Notes at 100% of the principal amount together with unpaid accrued interest in the event of a Change in Control (as defined in the Note Purchase Agreement) of the Company.

The foregoing description of the Note Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above regarding the Company’s entry into the Note Purchase Agreement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Note Purchase Agreement dated as of October 27, 2026, by and among Donaldson Company, Inc. and the Purchasers named therein.

104	Cover page interactive data file (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONALDSON COMPANY, INC.

By:	/s/ Amy C. Becker
Amy C. Becker
Chief Legal Officer and Corporate Secretary

Date: October 27, 2026